CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds of our reports dated December 22, 2022, relating to the financial statements and financial highlights, which appears in AMG GW&K Emerging Markets Equity Fund’s and AMG GW&K Emerging Wealth Equity Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2023